Exhibit 99.1

NEWS RELEASE

Editorial Contact:

Yvette Huygen

Synopsys, Inc.

650-584-4547

yvetteh@synopsys.com

Investor Contact:

Lisa Ewbank

Synopsys, Inc.

650-584-1901

SYNOPSYS APPOINTS ALFRED CASTINO AND JOHN SCHWARZ
TO ITS BOARD OF DIRECTORS

MOUNTAIN VIEW, Calif. – May 31, 2007 - Synopsys, Inc. (Nasdaq:SNPS), a world leader in semiconductor design software, today announced the appointment of Alfred “Al” J. Castino and John G. Schwarz to its Board of Directors, bringing the number of independent directors on the Board to seven. Mr. Castino will serve on Synopsys’ Audit Committee, while Mr. Schwarz will serve on the company’s Compensation Committee. Both new directors will also serve on the company’s Nominating and Corporate Governance Committee.

“The appointment of these two outstanding professionals brings valuable expertise to an already strong Board,” said Aart de Geus, chairman and CEO of Synopsys, Inc. “In addition to their excellent business experience and judgment, their vision, values and enthusiasm will serve Synopsys and its stakeholders well. Al is an extremely qualified financial expert from one of the top-ten software companies in the world. John has tremendous operating experience in technology companies and today is CEO of the world’s leading business intelligence player in enterprise software.”

Mr. Castino has been senior vice president and chief financial officer (CFO) for Autodesk, Inc. for the past five years. In this role, he has responsibility for finance, purchasing, information technology, business development and investor relations.

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Mr. Castino previously served as CFO for Virage, Inc., and as senior vice president and CFO for PeopleSoft in Pleasanton, CA. Other prior experience includes a role as controller for Chiron Corporation. He also worked for Sun Microsystems for eight years in a series of key domestic and international finance assignments, and at Hewlett-Packard Company for seven years, where he held various divisional finance management positions. Mr. Castino holds a CPA from the State of California, a Bachelor of Arts in Economics from Holy Cross College in Worcester, MA, and a Master of Business Administration from Stanford University.

“I have had a number of opportunities to serve on top-notch boards, but I have chosen to join Synopsys’ board because of the outstanding reputations of its members and management, as well as the synergies between Synopsys and Autodesk,” said Mr. Castino. “I look forward to contributing to the company’s continued financial success as an independent member of the Board and the Audit Committee.”

Mr. Schwarz has served as chief executive officer (CEO) of Business Objects for nearly two years. As CEO, he has ultimate responsibility for all aspects of the company, including strategy, operations, finance, product engineering, marketing and business development. Prior to joining Business Objects, Mr. Schwarz held executive management roles at Symantec Corporation in Cupertino, CA, and Reciprocal, Inc. in New York. He spent the first 25 years of his career at IBM, where he had various technical and general management assignments. Mr. Schwarz has a Bachelor of Science in Computer Science from the University of Manitoba, a Diploma in Business Administration from the University of Toronto, and an honorary PhD from Dalhousie University in Halifax, Nova Scotia.

“I consider Synopsys and its leaders to be technology visionaries in a critical area of the high technology market,” said Mr. Schwarz. “As a new member of the Board, I am looking forward to helping Synopsys pursue a strategy for ongoing business growth and technology leadership.”

About Synopsys

Synopsys, Inc. is a world leader in EDA software for semiconductor design. The company delivers technology-leading semiconductor design and verification platforms and IC manufacturing software products to the global electronics market, enabling the development and production of complex systems-on-chips (SoCs). Synopsys also provides intellectual property and design services to simplify the design process and accelerate time-to-market for its customers. Synopsys is headquartered in Mountain View, California and has offices in more than 60 locations throughout North America, Europe, Japan and Asia. Visit Synopsys online at http://www.synopsys.com.

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Synopsys is a registered trademark of Synopsys, Inc. Any other trademarks or registered trademarks mentioned in this release are the intellectual property of their respective owners.